EXHIBIT 10.34

MORGAN STANLEY

FINANCIAL ADVISOR AND INVESTMENT REPRESENTATIVE

COMPENSATION PLAN

(Amended and Restated as of November 26, 2007)

SECTION I

INTRODUCTION

(a)	The name of this plan is the Morgan Stanley Financial Advisor and Investment Representative Compensation Plan (the “Plan”).

(b)	The Plan was initially adopted to be effective for Awards granted for Fiscal Years commencing with 1984; was amended and restated December 23, 1985 retroactive to Fiscal Year 1984; was amended effective December 24, 1990; was amended effective July 15, 1991; was restated for Fiscal Years beginning with 1992; was amended and restated effective October 1, 1993; was amended effective January 1, 1994; was amended and restated effective January 1, 1994; was amended and restated effective October 21, 1994; was amended effective June 18, 1997; was amended effective September 25, 1998; was amended effective September 21, 1999; was amended effective March 26, 2001; was amended and restated effective December 11, 2001; was amended effective September 20, 2005; was amended and restated effective June 20, 2006 and was amended and restated effective November 27, 2006.

SECTION II

PURPOSE OF PLAN

(a)	The purposes of the Plan are to retain and recruit key Financial Advisors and Investment Representatives to the Company by enabling them to accumulate significant net worth.

SECTION III

DEFINITIONS

Unless determined otherwise by the Committee and set forth in the applicable Award Certificate, capitalized terms used herein without definition have the meanings set forth below.

(a)	“Account” means a bookkeeping account maintained in a confidential ledger pursuant to Section VI of the Plan for each Participant granted a cash Award under the Plan.

(b)	“Award” means any award of cash, Stock or Stock Units made pursuant to Section V of the Plan.

(c)	“Award Certificate” means a written document (including in electronic form) that sets forth the terms and conditions of an Award. Award Certificates shall be authorized by the Committee and signed by an officer on behalf of Morgan Stanley (which signature may be in facsimile).

(d)	“Board” means the Board of Directors of Morgan Stanley.

(e)	“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(f)	“Company” means Morgan Stanley and its subsidiaries.

(g)	In respect of each award granted prior to June 20, 2006, “Disability” means termination of employment from MSDW due to a medically determinable physical or mental incapacity which is reasonably expected to be of long-term duration or result in death, and the determination of MSDW shall be conclusive on all parties as to whether a Participant is Disabled. In respect of each award granted on or after June 20, 2006, “Disability” shall have the meaning determined by the Committee and set forth in the applicable Award Certificate.

(h)	“Employee” means a Financial Advisor or Investment Representative.

(i)	In respect of each award granted prior to June 20, 2006, “Fair Market Value” means:

(1) for purposes of determining the number of shares of Stock to be allocated pursuant to Section VII(a) to an award made pursuant to Section V, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Board or the Committee; and

(2) for purposes of crediting a Participant pursuant to Section VII(d) with shares of Stock based upon cash dividends paid or deemed to be paid on shares of Stock credited to the Participant as of the record date for such dividends, the average of the high and low sales prices, regular way, of a share of Stock as reported on the New York Stock Exchange Composite Tape (the “High/Low Price”) on the relevant dividend payment date, or, if Stock is not traded on public markets on the relevant dividend payment date, the first preceding date on which Stock is traded on public markets; provided, however, that in the event a “Fair Market Value” cannot be determined pursuant to the foregoing, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee; and

(3) for purposes of distributing cash in lieu of a fractional share pursuant to Section VII(b), the High/Low Price on the date of the distribution, or, if Stock is not traded on public markets on the date of the distribution, the first preceding date on which Stock is traded on public markets; provided, however, that in the event a “Fair Market Value” cannot be determined pursuant to the foregoing, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee; and

(4) for such other purposes as may arise in connection with the Plan, the fair market value of a share of Stock as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee;

In respect of each Award granted on or after June 20, 2006, “Fair Market Value” means, with respect to a share of Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

(j)	“Financial Advisor” means an employee of MSDW performing the functions of a retail Financial Advisor, as defined by MSDW.

(k)	“Fiscal Year” means the fiscal year of Morgan Stanley.

(l)	“Gross Revenue” means the gross production generated by a Financial Advisor during a stated period.

(m)	“Investment Representative” means an employee of the Company performing the functions of an Investment Representative, as defined by Morgan Stanley.

(n)	“Morgan Stanley” means Morgan Stanley, a Delaware corporation, or any successor thereto.

(o)	“MS&Co.” means Morgan Stanley & Co. Incorporated, a Delaware corporation, or any successor thereto (including, without limitation, any successor by merger).

(p)	“MSDW” means Morgan Stanley DW Inc., a Delaware corporation, or any successor thereto (including, without limitation, any successor by merger).

(q)	“Participant” means an Employee to whom an Award has been made pursuant to Section V.

(r)	In respect of each award granted prior to June 20, 2006, “Related Employment” means the employment of a Participant by an employer other than MSDW, provided that: (1) such employment is undertaken by the individual at the request or with the consent of MSDW; (2) immediately prior to undertaking such employment, the individual was an employee of MSDW or was engaged in Related Employment as defined herein; and (3) such employment is recognized by MSDW, in its discretion, as Related Employment. In respect of each award granted on or after June 20, 2006, “Related Employment” shall have the meaning determined by the Committee and set forth in the applicable Award Certificate.

(s)	In respect of each award granted prior to June 20, 2006, “Retirement” means termination of employment from MSDW (i) after attaining age 65; (ii) as defined in the Morgan Stanley DW Inc. Pension Plan whether or not the individual is a participant therein; or

(iii) as otherwise specified by written agreement between MSDW and a Financial Advisor. In respect of each award granted on or after June 20, 2006, “Retirement” shall have the meaning determined by the Committee and set forth in the applicable Award Certificate.

(t)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (or any successor provisions thereto).

(u)	“Stock” means the common stock of Morgan Stanley, par value $.01 per share.

(v)	“Stock Unit” means a general, unsecured obligation of Morgan Stanley to deliver one share of Stock (or the value thereof) to a Participant pursuant to an Award recorded by the Company as a bookkeeping entry, subject to conditions determined by the Committee pursuant to Section V.

SECTION IV

ELIGIBILITY

(a)	Financial Advisors who produce Gross Revenue within a Fiscal Year which is equal to or exceeds criteria established from time to time by the Committee, and Employees who meet or exceed any other criteria established from time to time by the Committee, shall be eligible to participate in the Plan.

(b)	Any Employee shall be eligible to participate in the Plan only with respect to the Fiscal Year for which he or she meets the criteria specified pursuant to Section V of the Plan.

(c)	Individuals selected to receive Awards pursuant to Section V(d) of the Plan shall be eligible to participate in the Plan in connection with, and subject to the terms of, their Awards.

SECTION V

AWARDS

(a)	The Committee may establish Gross Revenue criteria which will entitle a Financial Advisor to receive an Award under the Plan for a Fiscal Year. Such Award may be expressed as a percentage of each Financial Advisor’s Gross Revenue for the Fiscal Year for which such Award is being made. Awards granted under this Section V(a) shall be payable in accordance with Section VII.

(b)	The Committee may establish any other criteria which will entitle an Employee to receive an Award under the Plan for a given Fiscal Year. An Employee who achieves such other criteria shall receive an Award for that Fiscal Year based on such criteria. Awards granted under this Section V(b) shall be payable in accordance with Section VII.

(c)	Any Participant who terminates as an Employee during the Fiscal Year, for whatever reason, shall not be eligible for any Award pursuant to Section V(a) or (b) for such Fiscal Year.

(d)	The Committee may, in its discretion from time to time, make to an individual, in consideration of such individual becoming an Employee, remaining an Employee, or such other consideration as the Committee may determine, an Award on such terms and conditions as the Committee may determine, which terms and conditions need not be uniform with the terms and conditions of Section VI, VII or VIII hereof.

(e)	Awards granted under this Section V on or after June 20, 2006 shall be subject to such terms and conditions, including, without limitation, vesting requirements, cancellation provisions and transfer restrictions, established by the Committee, in its sole discretion, in connection with the Award. The Committee shall also have full authority to determine and specify in the applicable Award Certificate the effect, if any, that a Participant’s termination of employment for any reason will have on the vesting, payment or lapse of restrictions applicable to an Award granted on or after June 20, 2006. The terms and conditions of each Award granted on or after June 20, 2006 shall be set forth in an Award Certificate delivered or made available by Morgan Stanley to the Participant following the date of grant of the Award.

(f)

The total number of shares of Stock that may be issued pursuant to Awards granted under the Plan is 6,500,000[1]. Shares delivered under the Plan may be authorized but unissued shares or treasury shares that Morgan Stanley acquires in the open market, in private transactions or otherwise. The Committee shall equitably adjust the number and kind of shares authorized for delivery under the Plan in the event of a stock split, stock dividend, extraordinary cash dividend, merger, acquisition, reorganization, spinoff or similar equity restructuring transaction. In connection with any of the foregoing events, the Committee shall equitably adjust outstanding Awards, including, if necessary, by adjusting the number and kind of shares subject to any outstanding Award.

SECTION VI

ACCOUNTS-ESCROW AGENT

(a)	A separate Account shall be maintained in a confidential ledger for each Participant granted a cash Award by the Company for each Fiscal Year. Each such Account shall be credited with the amount of cash Awards not paid to the Participant pursuant to Section VII of the Plan and increased from time to time by any additional cash Awards not paid to each Participant. Each Account shall be decreased by any cash amounts paid to or on behalf of a Participant or forfeited pursuant to Section VII of the Plan.

[1]

Such number represents the maximum number of shares of Stock available for Awards under the Plan that was initially approved by the Board of Directors of Dean Witter, Discover & Co. (the predecessor of Morgan Stanley) and does not reflect adjustments to such maximum number that were made in accordance with Section V(f) after the date of such approval.

(b)	As a condition to participation in the Plan, each Participant shall be required to hold Stock corresponding to Awards of Stock granted under the Plan in an escrow account and such Participant’s participation in the Plan shall constitute the appointment of such custodian as the Company shall designate (the “Custodian”) as the custodial agent for the purpose of holding such Stock. Such escrow account will be governed by and subject to the terms and conditions of a written agreement with the Custodian.

SECTION VII

AWARD PAYMENTS

(a)	Awards under Section V(a) for the 1994 Fiscal Year were made, at the Participant’s election prior to the date the Award is made, in the form of (i) cash, payable four years and six months following the close of the Fiscal Year for which the Award was made, or (ii) shares of Stock valued at 100% of the Fair Market Value of Stock as of the date the Award is made, granted as soon as practicable following the close of the Fiscal Year for which the Award was made. Awards under Section V(a) for Fiscal Years commencing with the 1995 Fiscal Year granted prior to June 20, 2006, were made entirely in the form of Stock valued at 100% of the Fair Market Value of Stock as of the date the Award was made, granted as soon as practicable following the close of the Fiscal Year for which the Award was made. Awards granted under Section V(b) prior to June 20, 2006 may be made in cash or Stock, as determined by the Committee. Awards granted under Section V(a) or Section V(b) on or after June 20, 2006 may be made in cash, Stock, Stock Units or a combination thereof, as determined by the Committee.

(b)	The following payment provisions shall apply to Awards granted under Section V(a) or Section V(b) of the Plan prior to June 20, 2006:

(1) the number of shares of Stock payable with respect to an Award shall be calculated by reference to the amount of the Award determined under Section V, discounted by an appropriate interest rate factor as the Company shall establish from time to time so that the value of the Award payable under this Section VII is equal to the present value of the amount determined pursuant to Section V and payable four years and six months following the close of the Fiscal Year for which the Award was made;

(2) a Participant on a leave of absence approved by MSDW or who is absent due to Disability on the date an Award payment is made shall not be entitled to payment of such Award until the Participant returns to MSDW following completion of such leave of absence or Disability;

(3) the commencement of Related Employment by a Participant shall not be treated for purposes of the Plan and any such Award as a termination of employment;

(4) Stock Awards shall vest and cash Awards shall be paid, four years and six months following the close of the Fiscal Year with respect to which awarded, provided that the Participant’s status as an employee of MSDW has not been terminated prior to such date;

(5) upon the Participant’s termination of employment with MSDW, all unvested Stock Awards and unpaid cash Awards shall be forfeited;

(6) notwithstanding anything in this Plan to the contrary, if a Participant terminates employment with MSDW due to Disability or Retirement, or upon a Participant’s death, all of the Participant’s Awards shall vest immediately and be paid as promptly as practicable;

(7) the Retirement, Disability or death of an individual during a period of Related Employment shall be treated for purposes of the Plan and any such Award as if such event had occurred while the individual was an employee of MSDW;

(8) payments to Participants of any fractional share shall be paid in cash.

(c)	The number of shares of Stock payable with respect to an Award granted pursuant to Section V(a) or V(b) on or after June 20, 2006 shall be determined in accordance with a valuation methodology approved by the Committee and such Awards shall be subject to the conditions to payment determined by the Committee and set forth in the applicable Award Certificate.

(d)	A Participant may vote and receive dividends on any Award of Stock granted to such Participant under Section VII(a), or credited under this Section VII(d), prior to June 20, 2006. With respect to Awards of Stock granted prior to June 20, 2006, all dividends on such Stock (other than dividends payable in Stock) shall be reinvested in shares of Stock at 100% of the Fair Market Value of Stock which shares shall be credited to the Participant and held by the Custodian. Unless the applicable Award Certificate otherwise provides, all shares of Stock received as a distribution with respect to an Award of Stock or purchased with reinvested dividends under this Section VII(d) shall be subject to the same restrictions as the Award of Stock on which the distribution or dividend is awarded.

(e)	With respect to Awards granted on or after June 20, 2006, if Morgan Stanley pays any ordinary or regular dividend or makes any ordinary or regular distribution to holders of Stock, the Committee may in its discretion authorize payments (which may be in cash, Stock (including restricted Stock) or Stock Units or a combination thereof) with respect to the shares corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect such dividend or distribution. The Committee may make any such payments subject to vesting, deferral or restrictions on transfer. Any determination by the Committee with respect to a Participant’s entitlement to receive any amounts related to ordinary or regular dividends or distributions to holders of Stock, as well as the terms and conditions of such entitlement, if any, will be part of the terms and conditions of the Award, and will be included in the Award Certificate corresponding to such Award.

(f)

In accordance with the provisions of Appendix A to the Plan, if MSDW must recover a Payment Obligation that was made subject to Appendix A and was previously paid to a Participant pursuant to this Section VII, a Participant shall be required to repay the amount of cash or the number of shares of Stock received or underlying Stock Units granted (or an amount in cash equal to the fair market value of such Stock as of the date of such repayment, as determined by MSDW). MSDW shall not have the right to withhold any such amount that is not repaid from a Participant’s compensation that constitutes a deferral of compensation subject to Section 409A except to the extent such withholding is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment of such deferred compensation or to incur interest or additional tax under Section 409A. MSDW reserves the right to withhold from any portion of a Participant’s compensation that does not constitute deferred compensation under Section 409A the amount of any Payment Obligation which a Participant fails to repay as required herein.

(g)	The Committee reserves the right to accelerate the vesting of any Award of cash, Stock or Stock Units awarded pursuant to Section V of the Plan, provided that, if the Award of such cash, Stock or Stock Units was made subject to Appendix A hereof, then vesting of such cash, Stock or Stock Units shall be subject to Appendix A hereof. Notwithstanding any other authority granted to it, the Committee shall not have any right to accelerate the vesting or payment of any cash, Stock or Stock Units awarded pursuant to the Plan that constitute a deferral of compensation subject to Section 409A, except to the extent that such acceleration is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment or settlement of an Award or to incur interest or additional tax under Section 409A.

(h)	As a condition to the vesting or payment of any Award or the lapse of any restrictions pertaining thereto, the Company may require a Participant to pay such sum as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges (including FICA tax) imposed on property or income received by a Participant pursuant to the Award or to satisfy any obligation that the Participant owes to the Company. In accordance with rules and procedures authorized by the Company and, in the discretion of the Company, (i) such payment may be in the form of cash or other property, including the tender of previously owned shares of Stock and (ii) in satisfaction of such taxes, assessments or other governmental charges or, exclusively in the case of an Award that does not constitute a deferral of compensation subject to Section 409A, of other obligations that a Participant owes to the Company, the Company may, in the discretion of the Company, make available for delivery a lesser number of shares of Stock in payment or settlement of an Award. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Company may not offset from the payment or settlement of such Award amounts that a Participant owes to the Company with respect to any such other obligations except to the extent such offset is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment or settlement of the Award or to incur interest or additional tax under Section 409A. The Company may, in its discretion, deduct or withhold such amounts from any payment or distribution to a Participant, whether or not pursuant to the Plan, that is not made in respect of a deferral of compensation subject to Section 409A.

SECTION VIII

SUBORDINATION OF AWARDS

(a)	Except with respect to any Award that constitutes a deferral of compensation subject to Section 409A, MSDW may require, as a condition of participation in the Plan, that a Financial Advisor execute and deliver a written agreement (the “Agreement”) within forty-five (45) days after notice of eligibility to Participate that such Financial Advisor’s right to payment hereunder (the “Payment Obligation”), is subordinate to the prior payment or provision for payment in full of all claims of all present and future creditors of MSDW arising out of any matter occurring prior to the date on which the related Payment Obligation matures consistent with all applicable statutes, regulations and rules, except for claims which are the subject of subordination agreements which rank on the same priority (which claims shall be paid pari passu) or are junior to the Payment Obligation under the Agreement. The Agreement shall also provide that the Participant’s right to payment hereunder shall be subordinate to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of claims created hereunder which arise out of any matter occurring prior to the maturity date of any payment under the Payment Obligation.

(b)	The form of the Agreement shall be determined by MSDW. In the event that MSDW elects to treat Payment Obligations as subordinated liabilities for purposes of determining net capital under Rule 15c3-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 and similar regulations promulgated under the Commodities Exchange Act, the form of the Agreement shall be subject to approval of the Examining Authority as defined by the Agreement. A copy of the Agreement is annexed hereto as Appendix A, and incorporated by reference as fully as if set forth herein at length.

(c)	Any amount credited to a Participant’s Account shall not be segregated but shall remain a part of the general corporate funds of MSDW subject to the claims of general, unsecured creditors of MSDW to which claims the rights of the Participant to receive payment of the amount credited to the Participant’s Account shall be subordinated pursuant to the terms of an Agreement.

(d)	If a Participant is required by MSDW to execute and deliver an Agreement within the forty-five (45) day period described in (a) above and does not do so, such Participant shall cease to have any rights whatsoever hereunder.

SECTION IX

ADMINISTRATION

(a)	The Committee shall have full power and authority to exercise all powers granted to it under the Plan and to construe, interpret and administer the Plan. Its decisions shall be final, conclusive and binding upon all persons interested herein, including Participants and their beneficiaries and personal representatives.

(b)	The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan, in which case, the term Committee as used herein shall be deemed to refer to the Board. To the extent not prohibited by applicable laws or rules of the New York Stock Exchange, the Committee or the Board may from time to time delegate some or all of the Committee’s authority under the Plan to an administrator consisting of one or more members of the Committee as a subcommittee or subcommittees thereof or of one or more members of the Board who are not members of the Committee or one or more officers of the Company (or of any combination of such persons) (the “Administrator”). Any such delegation shall be subject to the restrictions and limits specified at the time of such delegation or thereafter. The Committee or the Board may at any time rescind all or part of the authority delegated to an Administrator or appoint a new Administrator. At all times, the Administrator shall serve in such capacity at the pleasure of the Board. Any action undertaken by the Administrator in accordance with the delegation of the Committee’s authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(c)	The Plan shall be effective for all Awards accrued for the Fiscal Year beginning in 1984 and each Fiscal Year thereafter, as amended from time to time until suspended or discontinued by the Company.

(d)	The expenses of administering the Plan shall be borne by the Company.

(e)	The interest and property rights of any person in the Plan or in any distribution to be made under the Plan shall not be subject to option nor be assignable, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process and any act in violation hereof shall be void.

(f)	Nothing herein shall be construed to require the Company to segregate or set aside any funds or any property for the purpose of making Award payments hereunder.

(g)	The Company’s and the Committee’s determinations under the Plan need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Certificates, as to (1) the person to receive Awards under the Plan, (2) the terms and provisions of Awards under the Plan, (3) the exercise by the Committee of its discretion in respect of the terms of the Plan and (4) any adjustments made pursuant to Section V(f) of the Plan.

SECTION X

MISCELLANEOUS

(a)	The establishment of the Plan, the granting of benefits or any action by the Company, the Committee or any other person shall not be held or construed to confer upon any person any right to be continued as an employee of the Company nor, upon termination of employment with the Company, to confer any right or interest other than as provided herein. No provision of the Plan shall restrict the right of the Company to terminate any employee’s employment for any reason, with or without cause.

(b)	If, in the opinion of the Company, any person becomes unable to handle properly any amount payable to such person under the Plan, the Company may make any reasonable arrangement for payment on such person’s behalf as it deems appropriate.

(c)	Where appropriate, the use of masculine terms within the Plan shall mean the feminine, the use of singular terms shall mean the plural, and vice versa.

(d)	Except as otherwise provided in Section VII(d) or in the applicable Award Certificate, no Participant shall have any of the rights of a stockholder of Morgan Stanley with respect to shares of Stock corresponding to an Award until the issuance of such Stock to the Participant.

SECTION XI

AMENDMENT, SUSPENSION AND DISCONTINUANCE

(a)	The Committee shall have the authority to amend the Plan, in whole or in part, or to suspend or discontinue the Plan, in whole or in part, at any time.

(b)	The Plan shall continue in effect as amended from time to time, until suspended or discontinued by the Committee.

(c)	Notwithstanding any amendment, suspension or discontinuance of the Plan, Awards previously granted shall be paid pursuant to the appropriate provisions of the Plan. Notwithstanding the foregoing, in the event of the discontinuance or termination of the Plan, the Company reserves the right to accelerate payment of any Award that does not constitute a deferral of compensation subject to Section 409A to any date prior to the end of the vesting period applicable to such Award, subject to provisions of Appendix A to the Plan. To the extent that any Award constitutes a deferral of compensation subject to Section 409A, the Company shall not have any right to accelerate payment thereof except to the extent that such acceleration is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment or settlement of an Award or to incur interest or additional tax under Section 409A.

(d)	If any part of this Plan, including Appendix A hereto, fails to receive any required approval of the appropriate regulatory and governing bodies or is otherwise declared void and of no effect, the rest of the Plan shall continue in full force.

(e)	Any discretionary authority or obligation that the Committee or the Company may have pursuant to the Plan (including Appendix A hereto) shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority or obligation is prohibited by Section 409A, or would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of an Award or would result in a Participant incurring interest or additional tax under Section 409A.

APPENDIX A

MORGAN STANLEY

FINANCIAL ADVISOR PRODUCTIVITY COMPENSATION PLAN

For purposes of this Appendix A, a Financial Advisor who is designated in writing by Morgan Stanley DW Inc. as a participant under the Plan shall be known as a “Participant”, Morgan Stanley DW Inc. shall be known as “MSDW”, and MSDW’s “Payment Obligation” shall be as defined below.

1.	Payment Obligation

(a) Payment Obligations shall consist of any deferred payments of deferred bonuses owed from time to time to a Participant by MSDW pursuant to the Plan.

(b) Payment Obligations, including the dates payments are due, shall be determined in accordance with the provisions of the Plan as in effect on the date hereof, or as hereafter amended. As provided in Sections 4 and 5 of this Appendix A, payment of any amount of a Payment Obligation may be made sooner than five years following the year for which such Payment Obligation is accrued by MSDW. If any provision of the Plan as now in effect or as hereafter amended shall be inconsistent with this Appendix A, this Appendix A shall govern.

2. Subordination of Right of Payment

(a) Payment Obligations are and shall be subordinated in right of payment and subject to prior payment or provision for payment in full of all claims of other present and future creditors of MSDW whose claims are not similarly subordinated (claims hereunder shall rank pari passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims or the class of claims hereunder which arise out of any matter occurring prior to the maturity date of any payment under the Payment Obligation.

(b) In the event of the appointment of a receiver or trustee for MSDW or in the event of its insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 (“SIPA”), or otherwise, its bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, or any other marshaling of the assets and liabilities of MSDW, Participants shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of MSDW until all claims of all other present and future creditors of MSDW whose claims are senior to claims hereunder have been fully satisfied or provision has been made therefor.

(c) Notwithstanding the maturing of the Payment Obligation under any provision of the Plan or this Appendix A, the right of a Participant to receive payment of any Payment Obligation is and shall remain subordinate as provided in this Section 2.

3.	Suspension of Maturity During Net Capital Stringency

(a) MSDW’s Payment Obligations shall be suspended and not mature for any period of time during which, after giving effect to such Payment Obligations (together with the payment of any other subordinated obligation of MSDW payable at or prior to such payment of the Payment Obligations),

(i) if MSDW is not operating pursuant to the alternative net capital requirements provided for in paragraph (f) of Rule 15c3-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “Act”), the aggregate indebtedness of MSDW would exceed 1,200 percentum of its net capital, as those terms are defined in the Rule, as in effect at the time such payment is to be made, or such percentum as may be made applicable to MSDW from time to time by the Examining Authority (as defined in paragraph 7(f) hereof) plus an amount equal to the guaranty deposits with clearing organizations other than the Chicago Board of Trade (“CBOT”), which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s,” to the extent such deposits cannot be used for margin purposes, or

(ii) if MSDW is operating pursuant to the alternative net capital requirements provided for in paragraph (f) of the Rule, its net capital would be less than five (5) percentum of aggregate debit items (or such other percentum as may be made applicable to MSDW by the Examining Authority) computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at the time such payment is to be made, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(iii) if MSDW is registered as a futures commission merchant under the Commodity Exchange Act (the “CEA”), the net capital of MSDW would be less than the greatest of (A) six (6) percentum of the funds required to be segregated pursuant to the CEA and Commodities Futures Trading Commission (“CFTC”) Regulations and the foreign futures or foreign options secured amount exclusive of the market value of commodity options purchased by option customers of MSDW on or subject to the rules of a contract market or a foreign board of trade, provided the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s), and foreign futures and foreign options secured amounts plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, (B) such amount as may be made applicable to MSDW at the time of such payment by an Examining Authority under Rule 15c3-1(b)(7), or (C) $2,000,000 (or such other amount as required by the CEA and CFTC Regulations), or

(iv) if MSDW’s net capital, as defined in the Rule or any successor rule as in effect at the time such payment is to be made would be less than 120 percentum (or such other percentum as may be made applicable to MSDW at the time of such payment by the Examining Authority) of the minimum dollar amount required by the Rule as in effect at such time or such dollar amount as may be made applicable to MSDW by the Examining Authority, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(v) if MSDW is registered as a futures commission merchant under the CEA and if its net capital, as defined in the CEA or CFTC Regulations as in effect at the time of such payment, would be less than 120 percentum (or such other percentum as may be made applicable to MSDW by the Examining Authority) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time (or such other dollar amount as may be made applicable to MSDW by the Examining Authority at the time of such payment), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(vi) if MSDW is subject to the provisions of paragraph (a)(6)(v) or (a)(7)(iv) or (c)(2)(x)(B)(1) of the Rule, its net capital would be less than the amount required to satisfy the 1,000 percentum test (or such other percentum test as may be made applicable to MSDW by the Examining Authority at the time of such payment) stated in such applicable paragraph, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes.

The net capital required by (i)-(vi) above is hereinafter referred to as the “Applicable Minimum Capital”. During any such suspension, MSDW shall, as promptly as consistent with the protection of its customers, reduce its business to a condition whereby payment due under Payment Obligations could be made (together with the payment of any other subordinated obligation of MSDW payable at or prior to such payment) without MSDW’s net capital being below the Applicable Minimum Capital, at which time MSDW shall make payment due under Payment Obligations on not less than five (5) days prior written notice to the Examining Authority.

(b) If immediately after any payment of a Payment Obligation MSDW’s net capital is less than the Applicable Minimum Capital, whether or not the Participant had any knowledge or notice of such fact at the time of any such payment, a Participant must repay to MSDW, its successors or assigns, any sum so paid, to be held by MSDW pursuant to the provisions of the Plan as if such payment had never been made; provided, however, that any suit for the recovery of any such payment must be commenced within two years of the date of such payment. MSDW reserves the right to withhold from the Participant’s compensation the amount of any Payment Obligation which a Participant fails to repay as required herein.

(c) If, pursuant to the terms hereof, payment of MSDW’s Payment Obligations are suspended, MSDW may be summarily suspended by the Examining Authority.

4.	Permissive Prepayment

With the prior written permission of the Examining Authority, MSDW may, at its option and to the extent permitted by the Plan, pay all or any portion of the Payment Obligation to the Participant (such payment hereinafter referred to as a “Prepayment”) at any time subsequent to one year from the date subordinated funds became subject to this Appendix A. No Prepayment shall be made, however, if after giving effect thereto (and to all other payments of any other subordinated obligation of MSDW payable within six months of such Prepayment) without reference to any projected profit or loss of MSDW,

(i) in the event that MSDW is not operating pursuant to the alternative net capital requirement provided for in paragraph (f) of the Rule, the aggregate indebtedness of MSDW would exceed 1,000 percentum of its net capital as those terms are defined in the Rule or any successor rule as in effect at the time such Prepayment is to be made (or such other percentum as may be made applicable at such time to MSDW by the Examining Authority), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(ii) in the event that MSDW is operating pursuant to such alternative net capital requirement, the net capital of MSDW would be less than 5 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(iii) in the event that MSDW is registered as a futures commission merchant under the CEA, the net capital of MSDW (as defined in the CEA or CFTC Regulations as in effect at the time of such Prepayment) would be less than the greatest of (A) 7 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of the funds required to be segregated pursuant to the CEA and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s) and foreign futures and foreign options secured amounts), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, (B) such amount as may be made applicable to MSDW by an Examining Authority under Rule 15c3-1(b)(7), or (C) $2,000,000 (or such other amount as required by the CEA or CFTC Regulations), or

(iv) MSDW’s net capital, as defined in the Rule or any successor rule as in effect at the time of such Prepayment, would be less than 120 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(v) in the event that MSDW is registered as a futures commission merchant under the CEA, its net capital, as defined in the CEA or the regulations thereunder, as in effect at the time of such Prepayment would be less than 120 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect as such time or such other dollar amount as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(vi) in the event that MSDW is subject to the provisions of paragraph (a)(6)(v) or (a)(7)(iv) or (c)(2)(x)(B)(1) of the Rule, the net capital of MSDW would be less than the amount required to satisfy the 1000 percentum test (or such other percentum test as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) stated in such applicable paragraph, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes.

If Prepayment is made of all or any part of the Payment Obligation before the date payment is due and if MSDW’s net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this paragraph, the Participant agrees irrevocably (whether or not such Participant had any knowledge or notice of such fact at the time of such Prepayment) to repay MSDW, its successors or assigns, the sum so paid to be held by MSDW pursuant to the provisions hereof as if such Prepayment had never been made; provided, however, that any suit for the recovery of any such Prepayment must be commenced within two years of the date of such Prepayment. MSDW reserves the right to withhold from the Participant’s compensation the amount of any Payment Obligation which a Participant fails to repay as required herein.

5.	Special Prepayment

MSDW, at its option and as permitted by the Plan, but not at the option of the Participant, may make a payment of all or any portion of the Payment Obligation hereunder sooner than one year from the date on which such amount became subject to this agreement (a “Special Prepayment”), if the written consent of the appropriate regulatory authority is first obtained. If MSDW shall be a futures commission merchant, as that term is defined in the CEA and CFTC Regulations, no such prepayment shall be made if:

(i) after giving effect thereto (and to all payments of payment obligations under any other Subordination Agreements then outstanding, the maturities or accelerated maturities of which are scheduled to fall due within six months after the date such Special Prepayment is to occur pursuant to this provision or on or prior to the date on which the Payment

Obligation in respect to such Special Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of MSDW, the net capital of MSDW is less than the greatest of (A) 10 percentum of the funds required to be segregated pursuant to the CEA and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers of MSDW on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each option customer shall be limited to the amount of customer funds in such option customer’s account(s) and foreign futures and foreign options secured amount), plus an amount equal to the guaranty deposits with clearing organizations, other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirement for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, (B) if MSDW is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1(c)(5)(ii) of the regulations of the Securities and Exchange Commission (17 CFR 240.l5c3-1d(c)5(ii), or (C) $2,000,000 (or such other amount as required by the CEA or CFTC Regulations), or

(ii) Pretax losses during the latest three month period were greater than 15% of current excess adjusted net capital.

6.	Maturity Upon Certain Events

Notwithstanding the provisions of Section 3 hereof, the Payment Obligation shall (to the extent not already matured) forthwith mature, together with all other Subordination Agreements then outstanding in the event of any receivership, insolvency, liquidation pursuant to SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshaling of the assets and liabilities of MSDW.

7.	Miscellaneous Provisions

(a) Participants may not rely upon any commodity exchange or securities exchange to provide any information concerning or relating to MSDW Such exchanges have no responsibility to disclose to the Participant any information concerning or relating to MSDW which they may have now or at any future time. The Participant agrees that the New York Stock Exchange (the “NYSE”), its Special Trust Fund or any director, officer, trustee or employee of the NYSE or said Trust Fund or any other exchange or director, officer, trustee or employee thereof shall not be liable to the Participant with respect to the Plan or any distribution pursuant thereto.

(b) The funds represented by the Payment Obligation shall be dealt with in all respects as capital of MSDW, shall be subject to the risks of the business and may be deposited in an account or accounts in MSDW’s name in any bank or trust company.

(c) Payment Obligations under the Plan may not be transferred, sold, assigned, pledged or otherwise encumbered or disposed of and no lien, charge or other encumbrance may be created or permitted to be created hereon, without the prior written consent of the Examining Authority.

(d) If MSDW is a futures commission merchant as that term is defined in the CEA, MSDW agrees, consistent with the requirements of Section l.17(h) of CFTC Regulations that whenever prior written notice by MSDW to the Examining Authority is required pursuant to the provisions of this agreement the same prior written notice shall be given by MSDW to (1) the CFTC at its principal office in Washington, D.C., Attention: Chief Accountant of Division of Trading and Markets, and/or (2) the commodity exchanges of which MSDW is a member and which are then designated by the CFTC as MSDW’s designated self-regulatory organizations as defined in Section 1.3(ff) of the CFTC Regulations (the “DSROs”).

(e) “Subordination Agreement” as used herein shall include any subordinated loan agreement and any secured demand note agreement constituting a satisfactory subordination agreement under the Rule under which MSDW is the borrower or the pledgee of collateral, and reference herein to the payment of a subordinated obligation of MSDW shall be deemed to include the return to the maker-pledgor of any secured demand note and the collateral therefore held by MSDW

(f) The term “Examining Authority” shall refer to the regulatory body, specified in paragraph (c)(12) of the Rule, responsible for inspecting or examining MSDW for compliance with financial responsibility requirements. If MSDW is and continues to be a member of the NYSE, the references herein to the Examining Authority shall be deemed to refer to the NYSE. If MSDW is and continues to be a futures commission merchant as that term is defined in the CEA and regulations thereunder, references to the Examining Authority shall also be deemed to refer to the CFTC and MSDW’s DSROs.

(g) The provisions of this Appendix A shall be binding upon and inure to the benefit of MSDW, its successors and assigns, and the Participant and the Participant’s heirs, executors and administrators.

(h) Any controversy arising out of or relating to this Plan shall be submitted to and settled by arbitration pursuant to the Constitution and Rules of the NYSE. MSDW and Participant shall be conclusively bound by such arbitration.

(i) MSDW shall not modify, amend or cancel this Appendix or any provision of the Plan governing the Payment Obligations that are the subject of this Appendix without the prior approval of the Examining Authority.

(j) This agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York.